Exhibit 99.1

Dana Holding Corporation Announces Extension of Early Tender Time for Tender Offer for 2019 Notes

Maumee, Ohio, December 2, 2014/PRNewswire/ — Dana Holding Corporation (NYSE: DAN) (“Dana”) today announced that it has extended the early tender time for its previously announced cash tender offer (the “Offer”) for up to $360.0 million aggregate principal amount of its 6.500% Notes due 2019 (CUSIP No. 235825AA4) (the “Notes”), from 5:00 p.m., New York City time, on Tuesday, December 2, 2014, to 5:00 p.m., New York City time, on Thursday, December 4, 2014 (as so extended, the “Early Tender Time”), unless further extended. All other terms, provisions and conditions of the Offer will remain in full force and effect. Such terms, provisions and conditions are set forth in Dana’s Offer to Purchase, dated November 17, 2014, and the related letter of transmittal, copies of which were previously distributed to eligible holders of the Notes (“Holders”).

As of 5:00 p.m., New York City time, on Tuesday, December 2, 2014, Dana has been informed by the tender and information agent that approximately $279 million aggregate principal amount of the Notes, constituting approximately 70% of the total aggregate outstanding Notes, had been tendered for purchase in the Offer.

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of December 15, 2014 (unless extended).

Holders who validly tender their Notes on or prior to the Early Tender Time will be eligible to receive the “Total Consideration” of $1,041.25 per $1,000 principal amount of Notes tendered, which includes the “Early Tender Payment” of $30 per $1,000 of the Notes. Holders who validly tender their Notes after the Early Tender Time but on or before the Expiration Time will be eligible to receive the “Tender Offer Consideration” which is equal to the “Total Consideration” minus the “Early Tender Payment.”

Subject to the satisfaction or waiver of certain conditions, Dana reserves the right, following the Early Tender Time, to accept for purchase prior to the final settlement date all Notes validly tendered on or prior to the Early Tender Time (an “Early Settlement Election”). Dana will announce whether it intends to exercise the Early Settlement Election following the Early Tender Time.

If Dana exercises the Early Settlement Election, we currently expect the settlement date for Notes tendered at or prior to the Early Tender Time to be promptly after the exercise of the Early Settlement Election. The settlement date for Notes tendered after the Early Tender Time and at or prior to the Expiration Time, and accepted by Dana for purchase in the Offer will occur promptly after the Expiration Time.

Citigroup Global Markets Inc. (“Citi”) is acting as sole dealer manager for the Offer. For additional information regarding the terms of the Offer, please contact Citi at (800) 558-3745 (U.S. toll-free) or (212) 723-6106. Requests for documents may be directed to D.F. King & Co., Inc., which is acting as the tender and information agent for the Offer, at (866) 745-0268 (toll-free) or (212) 269-5550 (collect for Banks and Brokers).

None of Dana, the dealer manager or the tender and information agent make any recommendations as to whether Holders should tender their Notes pursuant to the Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offer is being made solely by the Offer to Purchase dated November 17, 2014. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offer of concurrently offered securities will be made only by means of a prospectus and/or prospectus supplement.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs 23,500 people in 26 countries on six continents. In 2013, Dana generated sales of $6.8 billion.

Forward-Looking Statements

Certain information contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements, including the expected settlement for Notes tendered on or prior to the Early Tender Time, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Investor Contact	Media Contact

Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com

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